EXHIBIT 10.2

EXECUTION COPY

¥2,500,000,000

TERM LOAN FACILITY AGREEMENT

Dated as of September 24, 2003

among

AMO JAPAN K.K.,

as Borrower, and

ADVANCED MEDICAL OPTICS, INC.

as Guarantor, and

BANK OF AMERICA, N.A., TOKYO BRANCH,

as a Lender and as the Lead Arranger, Administrative Agent and the Security Agent

and

Aozora Bank, Ltd.

as a Lender

ANDERSON MORI

Tokyo, Japan

¥2,500,000,000 TERM LOAN FACILITY AGREEMENT

THIS ¥2,500,000,000 TERM LOAN FACILITY AGREEMENT (the “Loan Agreement”) is made and entered into as of September 24, 2003 by and among:

AMO JAPAN K.K., a corporation incorporated under the laws of Japan and having its registered head office at 13-1, Toranomon 5-chome, Minato-ku, Tokyo 105-0001, (hereinafter referred to as the “Borrower”), and

ADVANCED MEDICAL OPTICS, INC., a corporation incorporated under the laws of Delaware and having its registered head office at 1700 E. St. Andrew Place, Santa Ana, California 92705, USA, as the Guarantor (hereinafter, the “Guarantor”), and

BANK OF AMERICA, N.A., acting through its TOKYO BRANCH, located at Sanno Park Tower 2-11-1, Nagatacho, Chiyoda-ku, Tokyo 100-6114, as a Lender, the Security Agent and the Administrative Agent, and

THE LENDERS, as identified in Schedule I hereof.

1.	DEFINITIONS

The following terms shall have the meanings set forth below and such definitions shall be equally applicable with respect to both the singular and plural forms of these terms:

1.1.	“Account Pledge Agreement”

“Account Pledge Agreement” shall mean the Account Pledge Agreement executed simultaneously with this Loan Agreement by the Security Agent, on behalf of the Lenders, and the Borrower, which is in form and substance substantially identical to Exhibit E to this Loan Agreement, pursuant to which a pledge (shichiken) shall be created over any monies which are in the Security Reserve Account.

1.2.	“Accounts Receivable”

“Accounts Receivable” shall mean certain accounts receivable owed to the Borrower for products or services delivered, as identified in the Accounts Receivable Pledge Agreement.

1.3.	“Accounts Receivable Pledge Agreement”

“Accounts Receivable Pledge Agreement” shall mean the Accounts Receivable Pledge Agreement executed simultaneously with this Loan Agreement by the Security Agent, on behalf of the Lenders, and the Borrower, which is in form and substance substantially identical to Exhibit B to this Loan Agreement, pursuant to which a certain security interest (joto tanpoken) shall be created over the Accounts Receivable for the purposes of securing the obligations of the Borrower hereunder.

1.4.	“Administrative Agent”

“Administrative Agent” shall mean Bank of America, N.A., Tokyo Branch, in its capacity as the administrative agent for the Lenders, and its successors in such capacity.

1.5.	“Administrative Agent’s Designated Account”

“Administrative Agent’s Designated Account” shall mean the account specified as the Administrative Agent’s Designated Account in Schedule III to be used exclusively for this Loan and related matters.

1.6.	“Advance”

“Advance” shall mean, with respect to each Lender, the amount of the advance which such Lender has agreed to make to the Borrower in an amount equal to such Lender’s Individual Commitment of the Loan, as set forth in Schedule I.

1.7.	“Advance Rates (Rate)”

“Advance Rates (Rate)” shall mean those figures identified as advance rates with respect to specific Secured Assets in Schedule II.

1.8.	“Affiliate”

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote more than 33 1/3% (thirty-three and one-third percent) of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

1.9.	“Agents”

“Agents” shall mean, collectively, both the Administrative Agent and the Security Agent.

1.10.	“Amortization Schedule”

“Amortization Schedule” shall mean the schedule attached hereto as Schedule IV, as such schedule may be modified, supplemented and in effect from time to time.

1.11.	“Applicable Margin”

“Applicable Margin” shall mean three per cent (3%) per annum.

1.12.	“Book of Accounts”

“Book of Accounts” shall have the meaning specified in Section 11.13.

1.13.	“Borrowing”

“Borrowing” shall mean the Advances requested with respect to a particular date of Borrowing, or, where the context so requires, the total amount outstanding with respect to such Advances.

1.14.	“Business Day”

“Business Day” shall mean a day, other than a Saturday or a Sunday, on which banks are not required by law to close for business in Tokyo.

1.15.	“Closing Date”

“Closing Date” shall mean the later of (i) September 24, 2003, (ii) the date of execution of the Loan Agreement and the Security Agreements, and (iii) the date of perfection of the security interest over the Accounts Receivable, as contemplated under the Accounts Receivable Pledge Agreement.

1.16.	“Compliance Certificate”

“Compliance Certificate” shall mean the certificate in form substantially the same as Exhibit J hereto, which shall be required to be prepared and executed by the representative director of the Borrower or any other person authorized by the board of directors of the Borrower, and submitted quarterly by the Borrower to the Administrative Agent pursuant to Section 8.3.

1.17.	“Constitutional Documents”

“Constitutional Documents” shall mean the articles of incorporation, the memorandum of association, articles of association, the by-laws or any other similar constitutional or organizational documents of the relevant corporation under the law of establishment of such corporation.

1.18.	“Consolidated”

“Consolidated” shall mean the consolidation of accounts in accordance with GAAP.

1.19.	“Default”

“Default” shall mean any Event of Default as defined below or any event which would constitute an Event of Default with the passage of time or the giving of notice or both.

1.20.	“Default Interest”

“Default Interest” has the meaning specified in Section 2.12.

1.21.	“Designated Borrower’s Account”

“Designated Borrower’s Account” shall mean the account specified as the Designated Borrower’s Account in Schedule III.

1.22.	“EBITDA”

“EBITDA” shall mean, for any period, for the Borrower EBIT for the relevant period after adding back all amounts provided for depreciation, amortization and write-downs of goodwill, as determined in accordance with GAAP applicable to the Borrower, where “EBIT” means, in relation to the relevant period, the total operating profit of the Borrower for continuing operations, acquisitions (as a component of continuing operations) and discontinued operations as set out in GAAP (but excluding any non-cash charges to the extent that such charges do not exceed ten percent (10%) of such calculated EBITDA).

1.23.	“Environmental Laws”

“Environmental Laws” shall mean any applicable law in Japan which relates to the pollution or protection of the environment or harm to or the protection of human health relating to such pollution or protection of the environment.

1.24.	“Event of Default”

“Event of Default” shall mean any of those events specified in Section 10.1. and shall also mean any of those events specified in Section 10.2. where notice has been given in accordance with such Section 10.2.

1.25.	“Extraordinary Receipts”

“Extraordinary Receipts” shall mean any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (including, without limitation, any key personnel life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement.

1.26.	“Funding Losses”

“Funding Losses” shall mean, with respect to a Lender, the aggregate costs and expenses incurred by that Lender arising from or relating to:

(i)	the repayment by the Borrower of all or any portion of a Loan prior to the Maturity Dates (or prior to the end of any period for which a debt outstanding has been funded after a), or

(ii)	the failure to satisfy any of the conditions precedent to the making of the Loan as required pursuant to Section 9.

In each case, “Funding Losses” shall include, without limitation:

(i)	any loss arising from the re-employment of funds at rates lower than the rate of interest on the Advance pursuant to Section 2.6., and any costs or fees relating to such funding transactions;

(ii)	any loss or charge from the prepayment of any loan obtained therefor by the Lender to fund its Advance;

(iii)	any loss arising from the failure of the Borrower (for a reason other than the failure of the Lenders to make Advances) to draw the Advances after the submission of the Notice of Borrowing; and

(iv)	any loss or charge arising in connection with any currency and/or interest rate exchange, swap, forward, future, option, cap, floor, collar or other similar agreements or transactions entered into by the Lender in connection herewith, or arising in connection with the termination, liquidation, obtaining or re-establishment of any hedge or related trading position by the Lender.

1.27.	“GAAP”

“GAAP” shall mean, in relation to both the Guarantor and the Borrower, and for the purposes of any consolidated accounts, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and

statements and pronouncements of the Financial Accounting Standards Board, or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

1.28.	“Governmental Approval”

“Governmental Approval” shall mean the relevant approval of any ministry, department, authority, corporation, or other juridical entity of a national or local government, including that of Japan.

1.29.	“Guarantee”

“Guarantee” shall mean the Continuing Guaranty executed simultaneously with this Loan Agreement by the Guarantor, the Administrative Agent and the Lenders, which is in form and substance substantially identical to Exhibit A to this Loan Agreement.

1.30.	“Guarantor”

“Guarantor” shall mean Advanced Medical Optics, Inc., which is a party to this Loan Agreement as guarantor only, and whose obligations to guarantee the Borrower’s obligations under this Loan Agreement are set forth in the Guarantee.

1.31.	“Indebtedness”

“Indebtedness” shall mean as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

1.31.1.	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

1.31.2.	all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

1.31.3.	net obligations of such Person under any Swap Contract;

1.31.4.	all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and, except for those being contested in good faith, not past due for more than sixty (60) days after the date on which each such trade payable or account payable was created;

1.31.5.	indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

1.31.6.	capital leases;

1.31.7.	all obligations of such Person to purchase, redeem, retire or otherwise make any payment in respect of any equity interests in such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

1.31.8.	all guarantees of such Person in respect of any of the foregoing; and

1.31.9.	all indebtedness and other payment obligations referred to in Sections 1.31.1. through 1.31.8. above of another Person secured by (or for which the holder of such indebtedness or other payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other form of entity that limits liability to its equity holders) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital leases as of any date shall be deemed to be the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

1.32.	“Individual Commitment”

“Individual Commitment” shall mean, with respect to a Lender, the amount in Yen which appears next to that Lender’s Name in Schedule I to this Loan Agreement under the tabular heading “Commitment.”

1.33.	“Insurance Claim”

“Insurance Claim” shall mean certain claims for insurance claims held by the Borrower against certain insurance companies, as identified in the Insurance Claims Pledge Agreement.

1.34.	“Insurance Claims Pledge Agreement”

“Insurance Claims Pledge Agreement” shall mean the Insurance Claims Pledge Agreement executed simultaneously with this Loan Agreement by the Security Agent, on behalf of the Lenders and the Borrower, which is in form and substance substantially identical to Exhibit C to this Loan Agreement, pursuant to which a certain pledge (shichiken) shall be created for the benefit of the Security Agent, on behalf of the Lenders, over certain claims for insurance proceeds held by the Borrower against certain insurance companies, for the purposes of securing the obligations of the Borrower hereunder.

1.35.	“Inter-Company Loans”

“Inter-Company Loans” shall mean, collectively, (i) a certain JPY 1,995,481,779 inter-company loan provided to the Borrower by the Guarantor, dated February 15, 2003, (as evidenced by a promissory note issued by the Borrower on said date), as amended by an amendment dated April 4, 2003, and (ii) a certain JPY 3,990,963,589 inter-company loan provided to the Borrower by the Guarantor, dated February 15, 2003 (as evidenced by a promissory note issued by the Borrower on said date), as amended by an amendment dated April 4, 2003.

1.36.	“Interest Period”

“Interest Period” shall mean the period used for the purpose of calculating the interest on the Loan, and for the first Interest Period, the period from (and including) the next Business Date following the Closing Date up to (but excluding) the first Payment Date, thereafter, the period from (and including) each Payment Date up to (but excluding) the next following Payment Date, as determined pursuant to Section 2.6.

1.37.	“Interest Period Determination Date”

“Interest Period Determination Date” shall mean the day that is three (3) Business Days preceding the first day of such Interest Period.

1.38.	“Inventories”

“Inventories” shall mean the inventories owned by the Borrower, as identified in the Inventories Pledge Agreement.

1.39.	“Inventories Pledge Agreement”

“Inventories Pledge Agreement” shall mean the Inventories Pledge Agreement executed simultaneously with this Loan Agreement by the Security Agent, on behalf of the Lenders, the Borrower and the Warehouse Company, which is in form and substance substantially identical to Exhibit D to this Loan Agreement and shall create a certain pledge (joto tanpo ken) over certain inventories owned by the Borrower for the purposes of securing the obligations of Borrower hereunder.

1.40.	“Investment”

“Investment” shall mean, with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the types referred to in Sections 1.31.7. and 1.31.8. in respect of such Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or (d) any other investment in another Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

1.41.	“Law”

“Law” shall mean any convention or treaty, any law, ordinance, decree, rule, directive or regulation, any judicial or arbitral decision, or any voluntary restraint, policy or guideline not having the force of law but compulsory in character, or any of the provisions of such laws binding on or affecting the party referred to in the context in which the term is used, including the laws of Japan.

1.42.	“Lead Arranger”

“Lead Arranger” shall mean Bank of America, N.A., Tokyo Branch.

1.43.	“Lender”

“Lender” shall mean each financial institution listed as a Lender in Schedule I to this Loan Agreement, and “Lenders” shall mean, collectively, all the Lenders or more than one Lender listed therein, as the case may be, and in each case including their successors and assignees.

1.44.	“Lender’s Account”

“Lender’s Account” shall mean such account in the name of each Lender as designated by each Lender to the Administrative Agent, to which any payments or repayments to such Lender hereunder are to be made, as identified in Schedule III.

1.45.	“Lender’s Pro Rata Participation Factor”

“Lender’s Pro Rata Participation Factor” shall mean, with respect to a Lender, the quotient obtained when the Lender’s Individual Commitment is divided by the sum total of all of the Lenders’ Individual Commitments.

1.46.	“Lending Office”

“Lending Office” in relation to a Lender shall mean the office of such Lender as set forth in Schedule I or such other office in Japan of such Lender as such Lender may from time to time select and notify to the Administrative Agent and the Administrative Agent shall notify to the Borrower.

1.47.	“Liabilities”

“Liabilities” shall mean (without duplication), for any person, (a) any obligations required by GAAP to be classified upon such person’s balance sheet as liabilities, (b) any liabilities secured (or for which the holder of the Liability has an existing right, remedy, power, privilege or benefit, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that person, (c) any obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, and (d) any guarantees, endorsements, and other contingent obligations with respect to Liabilities or obligations of others, and “Liability” means any of the Liabilities.

1.48.	“Lien”

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any surface rights (chijoken), right of way (chiekiken) or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

1.49.	“Loan”

“Loan” shall mean the loan made by the Lenders to the Borrower on the next Business Day following the Closing Date pursuant to Section 2.1. hereof.

1.50.	“Majority of the Lenders”

“Majority of the Lenders” shall be (i) any group of Lenders to which more than 50% (fifty percent) of the outstanding Advance or Advances are at the relevant time owed (or at any other time, a Lender or Lenders whose participations then outstanding aggregate for more than fifty percent 50% (fifty percent) of the total Individual Commitment of the Loan as set forth in Schedule I), or (ii) all of the Lenders, if there are two (2) or fewer Lenders.

1.51.	“Market Disruption Event”

“Market Disruption Event” means:

1.51.1.	at or about noon on the second Business Day before the first day of the relevant Interest Period the screen display designated as “Reuters Screen ZTIBOR” on the Reuters Service (or such other screen display or service as may replace it for the purpose of displaying Tokyo interbank offered rates of prime banks for Yen deposits) is not available or is zero or negative and none or only one of the Reference Banks supplies a rate to the Administrative Agent to determine TIBOR for Japanese Yen for the relevant Interest Period; or

1.51.2.	before close of business in Tokyo on the second Business Day before the first day of the relevant Interest Period, the Administrative Agent receives notifications from a Lender or Lenders that the cost to it or them of obtaining matching deposits in the interbank market would be in excess of TIBOR; or

1.51.3.	at any time before the commitment of the Interest Period for such Loan the Administrative Agent receives notifications from a Lender or Lenders that the TIBOR rate for such Loan does not adequately reflect the cost to such Lender of maintaining such Loan.

1.52.	“Material Adverse Effect”

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the businesses of the Borrower, (b) a material impairment of the ability of the Borrower or the Guarantor to perform its obligations under this Loan Agreement or the Guarantee or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against either the Borrower or the Guarantor of either the Loan Agreement or the Guarantee.

1.53.	“Maturity Date”

“Maturity Date” shall mean each of the dates listed on the Amortization Schedule.

1.54.	“Minimum Net Worth”

“Minimum Net Worth” shall mean for any person as of any date, (a) Total Assets minus (b) all Liabilities of such person.

1.55.	“Monthly Reports”

“Monthly Reports” shall mean, collectively (i) the “Monthly Report,” as defined in the Inventories Pledge Agreement and (ii) the “Report on Accounts Receivable,” as defined in the Accounts Receivable Pledge Agreement.

1.56.	“Notice of Borrowing”

“Notice of Borrowing” shall mean the notice, which in form and substance shall be substantially identical to Exhibit L to this Loan Agreement and which the Borrower shall deliver to the Administrative Agent on the Closing Date; provided, however, the Notice of Borrowing shall only become valid and effective upon (i) the execution of this Loan Agreement and the Security Agreements and (ii) the perfection of the security interest over the Accounts Receivable, as contemplated under the Accounts Receivable Pledge Agreement.

1.57.	“Notice of Interest Period Determination”

“Notice of Interest Period Determination” shall mean the notice, which in form and substance shall be substantially identical to Exhibit M to this Loan Agreement and which the Borrower shall deliver to the Administrative Agent to notify its decision as to the Interest Period.

1.58.	“Parent On-Loans”

“Parent On-Loan” shall mean (a) an inter-company loan of US$9,000,000, dated June 27, 2003 provided by the Borrower to the Guarantor, (b) an inter-company loan of US$1,500,000, dated July 16, 2003, provided by the Borrower to the Guarantor by the Borrower and (c) an inter-company loan of US$1,000,000, dated September 22, 2003 provided by the Borrower to the Guarantor.

1.59.	“Payment Date”

“Payment Date” shall mean the date on which the payment of interest for the outstanding principal of the Loan with respect to any given Interest Period is due, which date shall be the last Business Day of such Interest Period.

1.60.	“Permitted Indebtedness”

“Permitted Indebtedness” shall mean (i) Indebtedness under this Loan Agreement and the Security Agreements, (ii) Indebtedness pursuant to the Inter-Company Loans, (iii) Indebtedness pursuant to any other inter-company loans which may be made after the date hereof provided by the Guarantor (or its assignee, which shall be a fully owned (whether directly or indirectly) subsidiary of the Guarantor, on condition that the Borrower is notified of such assignment) to the Borrower (on condition that (a) the aggregate total amount outstanding of such loans does not exceed ten million (10,000,000) US dollars, (b) such inter-company loan has a term longer than the Term of this Agreement, (c) such inter-company loan is subordinated to the Loan under terms substantially identical with those provided for in the Subordination Agreement, (d) the terms and conditions of such inter-company loan are reasonably satisfactory to the Lenders and (e) payment of the Parent On-Loans have been made to the Borrower in full, (iv) Indebtedness pursuant to a certain Custom Bond (“Hosho-sho”), dated June 19, 2003, issued by the Bank of America, N.A., Tokyo Branch, in the amount of one hundred and sixty million (160,000,000) Yen, (v) Indebtedness incurred as a result of Swap Contracts conducted in the Borrower’s ordinary course of business or (v) Indebtedness incurred as a result of working capital needs made in the ordinary course of the Borrower’s business, including, but not limited to, capital leases, purchase money debts and letters of credit, provided that said amounts do not exceed one hundred million (100,000,000) Yen in total.

1.61.	“Permitted Liens”

“Permitted Liens” shall mean Liens which are permitted without the prior written consent of the Administrative Agent, as directed by a Majority of the Lenders, pursuant to Sections 7.1.1. through 7.1.4.

1.62.	“Person”

“Person” shall mean any individual, partnership, corporation, joint stock corporation, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

1.63.	“Reference Banks”

“Reference Banks” shall mean the principal Tokyo offices of the Lenders or such other banks as may be appointed by the Administrative Agent in consultation with the Borrower.

1.64.	“Security Agent”

“Security Agent” shall mean Bank of America, N.A., Tokyo Branch, in its capacity as the security agent for the Lenders, and its successors in such capacity.

1.65.	“Security Agreements”

“Security Agreements” shall mean the Accounts Receivable Pledge Agreement, the Inventories Pledge Agreement, the Insurance Claims Pledge Agreement and the Account Pledge Agreement.

1.66.	“Secured Assets”

“Secured Assets” means the assets owned by the Borrower over which the Security Interests shall be created for the benefit of the Lenders pursuant to the Security Agreements.

1.67.	“Security Interests”

“Security Interests” shall mean the security interests over the Secured Assets, created for the benefit of the Lenders pursuant to the Security Agreements, i.e., the security interest (joto tanpoken) over inventories and the accounts receivable, as contemplated under the Inventories Pledge Agreement and Accounts Receivable Pledge Agreements respectively, and the pledge (shichiken) over the Borrower’s right to receive the insurance proceeds and the monies in the bank account, as contemplated under the Insurance Claims Pledge Agreement and the Account Pledge Agreement respectively.

1.68.	“Security Reserve Account”

“Security Reserve Account” shall mean a certain time deposit account which shall be opened with the Deposit Bank (as defined in the Account Pledge Agreement) pursuant to Section 6.12. of this Loan Agreement.

1.69.	“Subordination Agreement”

“Subordination Agreement” shall mean a certain subordination agreement, substantially the same as Exhibit I hereto, pursuant to which the Borrower’s obligations under the Inter-Company Loans shall be subordinated to the obligations of the Borrower hereunder.

1.70.	“Subsidiary”

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower, or Guarantor, as the case may be.

1.71.	“Swap Contract”

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

1.72.	“Swap Termination Value”

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

1.73.	“Total Assets”

“Total Assets” shall mean for any Person at any time (a) such Person’s total assets determined in accordance with GAAP, plus (b) accumulated depreciation with respect to such assets.

1.74.	“TIBOR Rate”

“TIBOR Rate” shall mean in relation to any amount owed by the Lenders hereunder in relation to a particular Interest Period:

(i)	the interest rate offered for Yen deposits for a period comparable to that Interest Period which appears on the screen display designated as “Reuters Screen ZTIBOR” on the Reuters Service (or such other screen display or service as may replace it for the purpose of displaying Tokyo interbank offered rates of prime banks for Yen deposits) at or about 11:00 am (Tokyo time) on the second Business Day before the first day of that Interest Period; or

(ii)	if no such interest rate is available on the Reuters Service (or such replacement), the arithmetic mean (rounded up to four (4) decimal places) of the rates per annum, as supplied to the Administrative Agent at its request, quoted by the Reference Banks offering Yen deposits in an amount comparable with the Loan or other sum, as the case may be to leading banks in the Tokyo interbank market for a period equal to that Interest Period at or about 11:00 am (Tokyo time) on the second Business Day before the first day of that Interest Period; or

(iii)	if TIBOR is to be determined by reference to the Reference Banks pursuant to Section 1.73 (ii) but a Reference Bank does not supply a quotation within the time specified therein, the applicable TIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

1.75.	“Warehouse Company”

“Warehouse Company” shall mean i-LOGISTICS CORP., the company operating a certain warehouse located at 13-9, Shinsuna 1-chome, Koto-ku, Tokyo 136-0075, wherein certain inventories, which shall be the object of a certain Security Interest created in favor of the Lenders, pursuant to the Inventories Pledge Agreement, are located.

1.76.	“Yen” and the sign “¥”

“Yen” and the sign “¥” shall mean Japanese Yen as the lawful currency of Japan.

2.	THE LOAN

2.1.	Agreement to Lend

Each Lender severally agrees, on the terms and conditions set forth in this Loan Agreement, to make one (1) Advance to the Borrower through its Lending Office on the next Business Day following the Closing Date in an amount equal to such Lender’s Individual Commitment, subject to the satisfaction of the applicable conditions precedent set forth in Section 9 and the delivery by the Borrower to the Administrative Agent of the Notice of Borrowing on the Closing Date by 10:00 a.m. (Tokyo time).

2.2.	Making of Advance

Each Lender shall make available to the Borrower its Advance of the Loan in the amount equal to its Individual Commitment by remittance of such Advance to Administrative Agent’s Designated Account by 10:00 a.m. (Tokyo time) on the next Business Day following the Closing Date. The Administrative Agent shall then transfer such advance of the Loan as received or receivable in the Administrative Agent’s Designated Account to the Designated Borrower’s Account within the next Business Day following the Closing Date.

Such transfer shall constitute the making of Advances under this Loan Agreement and upon making of such Advances, the Borrower will thereupon incur the obligation to repay in full those Advances with all applicable interest and other charges pursuant to the terms of this Loan Agreement.

2.3.	Borrower’s Use of the Proceeds of the Loan

The proceeds of the Advances shall be used by the Borrower, among other things, to repay all or a part of the Inter-Company Loans. Without prejudice to the obligations of the Borrower hereunder, the Administrative Agent and the Lenders shall not be obligated to concern themselves with the application of amounts borrowed by the Borrower hereunder.

2.4.	Administrative Agent’s Presumption of Advance by Lenders

Unless the Administrative Agent shall have received notice from a Lender on the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s Advance of the Loan, the Administrative Agent may assume that such Lender has made its Advance available to the Administrative Agent on the next Business Day following the Closing Date in accordance with Section 2.2. and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the next Business Day following the Closing Date a corresponding amount. If and to the extent that such Lender shall not have so made its Advance available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon at the interest rate applicable at the time to the Advance made by the Administrative Agent, plus the aggregate costs to the Administrative Agent of making such interim financing. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Loan for the purposes of this Loan Agreement. For the avoidance of doubt, nothing in this Section 2.4. shall relieve any Lender of its obligation to make Advances in accordance with Section 2.1.

2.5.	Several But Not Joint Responsibility of the Lenders

No Lender shall be obliged to make Advances in excess of the Lender’s Individual Commitment. No Lender shall be responsible for the failure of another Lender or Lenders to make any Advances pursuant to an obligation under this Loan Agreement, nor shall such failure in any way relieve the obligation of any Lender to fulfill its obligations under this Loan Agreement. The Administrative Agent, in such capacity or in its capacity as Lender, shall (save for its own obligations) in no way be obliged to make any Advances to the Borrower and shall in no way be responsible for the failure of a Lender or Lenders to make any Advances pursuant to an obligation under this Loan Agreement.

2.6.	Interest

2.6.1.	The Borrower shall pay to each Lender interest on the outstanding principal of the Advance of the Loan made by such Lender which interest shall be calculated at a rate per annum equal to the sum of the Applicable Margin and the TIBOR Rate applicable to the relevant Interest Period as of the Interest Period Determination Date, except for interest for the initial Interest Period, which shall be the sum of the Applicable Margin and the rate for tomorrow funding, as agreed by the Lenders.

2.6.2.	Interest shall be, with respect to each Advance of the Loan, computed on the basis of three hundred and sixty (360) days and payable for the actual number of days elapsed during each Interest Period.

2.6.3.	The Borrower shall, on each Payment Date except the final Payment Date, pay the aggregate amount of interest payable on the outstanding principal amount of the Advances of the Loan for the relevant Interest Period, as calculated pursuant to Section 2.6.2. above, into the Administrative Agent’s Designated Account for the account of the Lenders. The Administrative Agent shall distribute such payments to each Lender entitled thereto by transferring the amount equal to the interest payable to the respective Lenders into the respective Lender’s Accounts.

2.6.4.	The Borrower may, at its sole discretion, select Interest Periods of three (3) or six (6) months, subject to availability; provided, however, that all Payment Dates coincide with or fall within the Maturity Dates listed on the Amortization Schedule.

2.6.5.	Subject to the satisfaction of the provisions of Section 9.4. hereof, the Borrower shall notify the Administrative Agent of its determination of the Interest Period (i) by specifying the applicable Interest Period in the Notice of Borrowing for the initial Interest Period by 10 a.m. Tokyo time on the Closing Date and (ii) by submitting a Notice of Interest Period Determination for subsequent Interest Periods by 10 a.m. on the relevant Interest Period Determination Dates.

2.6.6.	In the event that the Borrower fails to notify the Administrative Agent of its determination of the Interest Period in accordance with Section 2.6.5 above, then the Borrower shall be deemed to have selected an Interest Period of six (6) months; provided, however, that the Payment Date which shall have been determined as a result thereof coincides with or falls within the Maturity Dates listed on the Amortization Schedule.

2.6.7.	The Administrative Agent shall promptly notify the Borrower and the Lenders of each determination of the TIBOR Rate and the Applicable Margin applicable to the relevant Interest Period, or, with respect to the initial Interest Period, the rate for tomorrow funding, as agreed by the Lenders and the Applicable Margin.

2.6.8.	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, unless the alternative rate of interest is agreed upon in accordance with Section 2.6.9. then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of (a) the Applicable Margin and (b) the rate notified to the Administrative Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select, which notification shall be in the form of a written notice, identifying said percentage rate per annum and with a description of the calculation method thereof.

2.6.9.	If a Market Disruption Event occurs and the Administrative Agent or the Borrower so requires, the Administrative Agent and the Borrower shall in good faith enter into negotiations (for a period of not more than fourteen (14) days) with a view to agreeing to a substitute basis for determining the rate of interest. Any alternative basis thus agreed shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties to this Loan Agreement.

2.7.	Repayment of Principal

On each Maturity Date, the Borrower shall repay in installments the principal outstanding on the Advances made by the Lenders, as shall be calculated in accordance with the Amortization Schedule, and such payment shall be made to the Administrative Agent’s Designated Account for the account of the Lenders. The Administrative Agent shall distribute such payments to each Lender entitled thereto in accordance with the terms of this Loan Agreement.

2.8.	Mandatory Prepayments

If (i) the Borrower sells all or any part of its property and assets with an aggregate value of over one hundred million (100,000,000) Yen (excluding (x) sales of inventory in the ordinary course of business and (y) dispositions of assets, the proceeds from which are within three (3) months re-invested in assets which are comparable or superior as to type, value and quality), (ii) the Borrower, subject to the terms and conditions of the Insurance Claims Pledge Agreement, receives any Extraordinary Receipts (excluding (a) such receipts in value less than three hundred million (300,000,000) Yen which are reinvested in the businesses normally conducted by the Borrower and within three (3) months of receipt of the same, and (b) receipt of repayment from the Guarantor of all or any part of the Parent On-Loans), or (iii) the Borrower issues or incurs after the Closing Date any additional Indebtedness, except as may be otherwise permitted under this Loan Agreement, then the Borrower must promptly inform the Administrative Agent thereof and forward all the net cash proceeds (i.e., the aggregate amount of cash received after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions, (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Indebtedness that, by the terms of the agreement or instrument governing such Indebtedness, is required to be repaid upon such disposition) realized as a result thereof no later the five (5) Business Days after the occurrence thereof to the Administrative Agent’s Designated Account for the account of the Lenders as prepayment of all or any part of the Advances and interest accrued thereon. The Administrative Agent shall promptly notify each Lender of its receipt of each such notice, and of the amount each Lender shall be entitled to receive therefrom, which shall be the product of the total prepayment amount and each such Lender’s Pro Rata Participation Factor. The Administrative Agent shall distribute such payments to each Lender entitled thereto in accordance with the terms of this Loan Agreement. Each such prepayment shall be applied to the amount of the Loan outstanding, as of the date of the prepayment, in accordance with each Lender’s Pro Rata Participation Factor. Amounts prepaid under this Section 2.8. shall be applied on a pro-rata basis in reduction of the repayment installments referred to in the Amortization Schedule.

2.9.	Voluntary Prepayments

The Borrower may, by giving the Administrative Agent not less than ten (10) Business Days prior written notice to that effect, and subject to the reimbursement for any Funding Losses of the Lenders, prepay all or any part of the Advances (any such part being an integral multiple of 100,000,000 Yen) and interest accrued thereon; provided, however, that the Borrower may not make such prepayment for the first year following the Closing Date. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent shall promptly notify each Lender of its receipt of each such notice, and of the amount each Lender shall be entitled to receive therefrom, which shall be multiple of the total prepayment amount and each such Lender’s Pro Rata Participation Factor. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent shall distribute such payments to each Lender entitled thereto in accordance with the terms of this Loan Agreement. Any notice of voluntary prepayments given by the Borrower under this Section shall be irrevocable. Each such prepayment shall be applied to the amount of the Loan outstanding, as of the date of the prepayment, in accordance with each Lender’s Pro Rata Participation Factor. Amounts prepaid under this Section 2.9. shall be applied on a pro-rate basis in reduction of the repayment installments referred to in the Amortization Schedule.

2.10.	Payments

2.10.1.	All sums payable by the Borrower to the Administrative Agent or to a Lender hereunder or under any document or instrument provided for hereunder, including, but not limited to, payments of principal and interest, fees, and any costs or expenses, shall be payable in Yen and in immediately available funds. In the case where any payment by the Borrower is not part of the payments due on the Maturity Dates of the entire amount due thereupon in full and complete satisfaction of the Borrower’s remaining financial obligations under this Loan Agreement, the Borrower shall provide written notice forthwith to the Administrative Agent detailing what obligations and in what amounts the Borrower intends to fulfill in making said payment.

2.10.2.	Any payments by the Borrower made under this Loan Agreement shall be applied serially against currently outstanding debts according to the following categories of debt: first against fees, costs, expenses and indemnities due; then against Default Interest; then against interest due on the Advances; then against the principal of the Advances; and within each of these categories it is understood that payments shall be applied against the amounts due to the Agents and to individual Lenders based upon a pro rata distribution of the amount owed to each Lender with respect to that particular category of debt.

2.10.3.	Except as otherwise provided herein, all amounts required to be calculated hereunder by reference to the passage of time shall be calculated on the basis of a year of 360 days and the actual number of days elapsed during the relevant period.

2.10.4.	If any date on which a payment is due hereunder or under any document or instrument provided for hereunder would otherwise fall on a day which is not a Business Day, such due date shall instead fall on the next succeeding Business Day unless such date would fall in the next calendar month, in which case such due date shall be the immediately preceding Business Day.

2.10.5.	All Yen amounts payable hereunder shall be rounded, if necessary, upwards to the nearest full Yen.

2.10.6.	All payments required to be made by the Borrower hereunder or under any document or instrument required hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

2.11.	Fees

2.11.1.	The Borrower shall pay to the Administrative Agent for the account of each Lender a participation fee in the amount equal to one percent (1%) of the Individual Commitment of such Lender.

2.11.2.	The Borrower or the Guarantor shall pay to the Lead Arranger for its own account an arrangement and syndication fee, as specified in a separate agreement between the Borrower, the Guarantor and the Lead Arranger, at the times and in the amounts specified therein.

2.11.3.	The Borrower or the Guarantor shall pay to the Agents for its own account agency fees, as specified in separate agreements between the Borrower, the Guarantor and the Agents, at the times and in the amounts specified therein.

2.12.	Default Interest

2.12.1.	If the Borrower fails to make payment when due of any sum hereunder (whether at its stated maturity, by acceleration or otherwise), the Borrower shall pay to the Lender or the Administrative Agent, as the case may be, Default Interest (“Default Interest”) on the unpaid sum, to be calculated from and including the due date thereof to but excluding the date of payment in full of the said sum and accrued default interest thereon (after as well as before judgment), at the rate of 2% (two percent) per annum plus the interest rate calculated according to Section 2.6.1.. Default Interest shall be calculated on the basis of a year of 360 days and the actual number of days elapsed from such due date until the actual day of payment. Such Default Interest shall be due and payable on the last day of such period, as determined by the Administrative Agent or such other date or dates as the Administrative Agent may specify by written notice to the Borrower upon demand of the Administrative Agent.

2.12.2.	Without prejudice to payment of such Default Interest, the Borrower shall indemnify the Lenders and the Administrative Agent against any costs and losses (including, but not limited to Funding Losses) directly or indirectly resulting from the failure of the Borrower to pay on the date due any amount of principal, interest or other sums due under this Loan Agreement.

3.	YIELD PROTECTION

3.1.	Taxes

3.1.1.	All sums payable by the Borrower hereunder or under any document or instrument required hereunder, whether of principal, interest, fees, expenses or otherwise, shall be paid in full and without set-offs or counterclaims, free of any deductions or withholdings, for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any government agency or any government or authority in any jurisdiction through which or out of which the Borrower makes such payment. In the event that the Borrower is required by Law to make a deduction or withholding from any such payment, then the Borrower shall pay such additional amount to the Administrative Agent or Lender as the case may be as may be necessary in order that the actual amount received after such deduction or withholding (and after payment of any additional taxes or other charges due as a consequence of the payment of such additional amount) shall equal the amount that would have been received if such deduction or withholding were not required. Bank of America N.A., Tokyo Branch, shall submit to the Borrower a certificate for exemption of withholding tax on interest referred to in Article 180 of the Income Tax Law of Japan so that the withholding tax on the interest payment may be exempted.

3.1.2.	The Borrower shall pay directly to the appropriate tax authority any and all present and future taxes, levies, imposts, deductions, stamp and other duties, filing and other fees or charges and all liabilities of each Lender with respect thereto imposed by Law or by any tax authority on or with regard to any aspect of the transactions contemplated by this Loan Agreement or the execution and delivery of this Loan Agreement or other document or instrument provided for hereunder, other than those imposed on the overall net income of the Administrative Agent or Lender by the jurisdiction in which it is incorporated or in which their respective Lending Office is located. The Borrower shall hold the Administrative Agent or Lenders, wherever located, harmless from any liability with respect to the delay or failure by the Borrower to pay any such taxes, and shall reimburse the Lenders upon demand for any such taxes paid by any of them in connection herewith, whether or not such taxes shall be correctly or legally asserted or otherwise contested or contestable, together with any interest, penalties and expenses in connection therewith.

3.1.3.	If the Borrower shall pay any tax or charge as provided herein or shall make any deductions or withholdings from amounts paid hereunder or under any document or instrument provided for hereunder, the Borrower shall promptly forward to the Administrative Agent official tax receipts (or other evidence acceptable to the Administrative Agent) establishing payment of such amounts.

3.2.	Additional Costs

If by reason of:

3.2.1.	the introduction after the Closing Date of any applicable Law or the interpretation or application thereof or any change therein after the Closing Date or any judicial decision relating thereto; or

3.2.2.	compliance by a Lender with any applicable direction, request or requirement (whether or not having the force of law) of any central bank or any governmental monetary or other authority:

(i)	the Lender shall be subjected to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature or to any variation thereof or to any penalty with respect to the Advance or any part thereof (except for amounts arising out of changes in the rate of taxes on the overall net income of the Lender); or

(ii)	the basis of taxation of the Lender (except for the basis of taxation on the overall net income of the Lender) shall be changed in respect of payments of principal or interest or any other payment due or to become due pursuant to this Loan Agreement; or

(iii)	any reserve or deposit requirements shall be imposed, modified or become applicable in respect of any assets or liabilities of, deposits with or for the account of, or loans by, the Lender or the rate of interest receivable by the Lender in respect of any such reserve or deposit requirement shall be changed; or

(iv)	any other condition shall be imposed on the Lender adversely affecting its participation in the Loan Agreement, the Advances or any part thereof;

and the result of any of the foregoing is either:

(A)	to increase the cost to the Lender of making, funding or maintaining its Advance; or

(B)	to reduce the amount of any payment received or receivable by the Lender or the effective return to the Lender hereunder; or

(C)	to make the Lender make any payment or forgo any interest or other amount received or receivable by the Lender or other return on or calculated by reference to the gross amount of any sum received or receivable by the Lender hereunder, then and in any such case:

(a)	the Lender shall promptly, but in any event within 180 days, notify the Borrower of such happening or event; and

(b)	upon demand from time to time by the Lender, the Borrower shall pay to the Administrative Agent for the account of such Lender such amount as the Lender may specify, in a certificate setting forth the basis of the computation of such amount (which certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower), as the amount necessary for compensating the Lender for any such increased costs, reduction, payment or forgone interest or other return; and

(c)	the Borrower may, subject to the agreement of the Lender, and by giving not less than 15 (fifteen) days’ prior written irrevocable notice to the Lender, effective upon receipt, prepay the Advance in full (but not in part) together with the interest accrued to the date of prepayment in accordance with and subject to the provisions of Section 3.4. (Adversity Prepayment))

3.3.	Illegality

In the event that any change after the Closing Date in any applicable Law or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, shall make it unlawful for any Lender to (i) honor its Individual Commitment, or (ii) make or maintain any Advance, then the Administrative Agent on its own behalf or on behalf of a Lender shall promptly notify the Borrower of such illegality and the Lender or the Administrative Agent and the Borrower shall enter into negotiations in good faith with a view to agreeing to terms for restructuring the Advance on a basis which is not unlawful. If no such agreement is reached within ten (10) days or, if earlier, by the date on which it becomes unlawful for the Lender to honor its Individual Commitment or maintain or make the Advance available, then (i) the affected Individual Commitment shall be terminated forthwith and (ii) the affected Advance shall be repaid in full together with the interest accrued to the date of prepayment without premium or penalty in accordance with and subject to the provisions of Section 3.4. (Adversity Prepayment) immediately prior to the date on which any penalty would begin to accrue against the Lender. The Borrower shall hold the Lender harmless from any liability with respect to the penalty accrued against it due to such unlawfulness as mentioned above and shall reimburse the Lender upon demand for any such penalty paid by it in connection therewith together with any interest and expenses incurred in connection therewith.

3.4.	Adversity Prepayment

If the Borrower prepays an Advance pursuant to Section 2.8. (Mandatory Prepayment), Section 2.9. (Voluntary Prepayment), Section 3.2. (Additional Costs) or Section 3.3. (Illegality), the Borrower shall pay such amounts listed in a certificate setting forth the basis of computation of such amounts, as necessary to compensate the Lenders and the Administrative Agent for any costs and losses (including without limitation Funding Losses resulting from such prepayment). Each Lender shall calculate the Funding Loss pertaining to itself and shall notify the Administrative Agent of the results of its calculations as to its Funding Loss, upon receipt of which the Administrative Agent shall calculate the total Funding Losses for all the Lenders. Such prepayment shall not relieve the Borrower from paying all other amounts due under Section 3.1. (Taxes), Section 3.2. (Additional Costs) or Section 3.3. (Illegality).

3.5.	Currency and Place of Payment

In the transactions hereunder, the specification of payment in Yen and payment in Tokyo are of the essence. The currency of account and of payment shall be Yen in all events. The payment obligation hereunder shall not be discharged by an amount paid in another currency or in a place other than in Tokyo, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion into Yen and transfer to Tokyo under normal banking procedures does not yield the amount of Yen due hereunder. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer does not result in receipt in Tokyo of the amount of Yen due hereunder, the Lenders and the Administrative Agent shall be entitled to immediate payment of, and shall have a separate cause of action for, the deficiency in respect of the payments due to it.

4.	EXPENSES

4.1.1.	The Borrower shall indemnify the Lead Arranger and the Agents against and shall promptly reimburse the Lead Arranger and the Agents on demand for their reasonable costs and expenses (including, without limitation, the reasonable fees and expenses of external legal counsel and other professional advisors, any applicable duties and printing, translation, communication, advertisement, travel, lodging and all other reasonable out-of pocket expenses) incurred in connection with:

(i)	the syndication of the loan facility in this Loan Agreement, and the negotiation, preparation and execution of this Loan Agreement, the Guarantee, the Security Agreements and any document or instrument provided for hereunder;

(ii)	the perfection and registration of the Security Interests, as provided for under the Security Agreements;

(iii)	the negotiation, preparation and execution of any amendment or supplement to this Loan Agreement, the Guarantee or the Security Agreements, and waivers or consents made or given hereunder or thereunder;

(iv)	the determination whether there has occurred an Event of Default or an event that, with the giving of notice or the passing of time, or both, would constitute an Event of Default;

(v)	the administration, registration and enforcement of this Loan Agreement, the Security Agreements or the Guarantee from and after the occurrence of such an Event of Default or Default. Such costs and expenses shall be reimbursed whether or not they arise during the term of this Loan Agreement, the Security Agreements or of the Guarantee and whether or not the Administrative Agent gives notice of such Event of Default or Default or demands acceleration of the Loan or takes other action to enforce the provisions of this Loan Agreement, the Security Agreements or the Guarantee or any document or instrument provided for hereunder or thereunder; and

(vi)	the amount of all reasonable costs and expenses (including reasonable external legal fees) incurred by the Administrative Agent in responding to, evaluating, negotiating or complying with any request or requirement from the Borrower for and amendment, waiver or consent relating to this Loan Agreement, the Security Agreements or the Guarantee.

4.1.2.	The Lenders (except for the Lead Arranger) and the Borrower will bear their own respective costs and expenses (if any) incurred by them in connection with the syndication of the loan facility in this Loan Agreement, and the negotiation, preparation and execution of this Loan Agreement, the Guarantee, the Security Agreements and any document or instrument provided for hereunder.

4.1.3.	In addition, the Borrower shall pay any and all stamp or documentary taxes or any similar duties or levies in connection with the execution, delivery, registration, performance or enforcement of this Loan Agreement, the Security Agreements or the Guarantee or any document or instrument provided for hereunder or thereunder and shall reimburse the Agents or the Lenders upon demand for any such taxes, duties and levies paid by the Agents or the Lenders.

5.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower hereby represents, warrants and covenants to the Agents and to each of the Lenders, as of the date of this Loan Agreement, as follows:

5.1.	Power and Authority of the Borrower

The Borrower is a joint stock corporation (kabushiki kaisha) duly organized and validly existing under the Laws of Japan and has full power, authority and legal capacity to incur the obligations provided for in this Loan Agreement and in all documents and instruments required hereunder, to execute this Loan Agreement and all documents and instruments required hereunder, and to perform and observe the terms and conditions hereof and thereof, and it is solvent and the entering into of this Loan Agreement will not render it insolvent.

5.2.	Authorization

The Borrower has taken all necessary legal and corporate action to authorize the execution and delivery of this Loan Agreement and all documents and instruments required hereunder, and to perform and observe the terms and conditions hereof and thereof (including the borrowing of the Loan). The execution of this Loan Agreement and performance of obligations hereunder do not and will not exceed any borrowing limit imposed on the Borrower or its officers.

5.3.	Governmental Approvals

All Governmental Approvals, if any, necessary for the due execution, delivery, performance and enforceability of this Loan Agreement and each document and instrument required hereunder and any payment to be made hereunder have been obtained, completed and duly filed and are in full force and effect. It is not necessary under the laws of Japan in order to ensure the legality, validity, enforceability or admissibility in evidence of this Loan Agreement or to enable the Borrower to perform its obligations hereunder that this Loan Agreement or any other document relating thereto be filed, registered, recorded or enrolled with any ministry, department, authority, or other juridical entity of Japan or of any other country or that any other instrument relating thereto be executed, delivered, filed, registered or recorded or any other action whatsoever be taken.

5.4.	Binding Agreement

This Loan Agreement constitutes, and each document and instrument to be executed by the Borrower hereunder when executed and delivered pursuant hereto will constitute, the legal, valid, binding, direct and unconditional general obligations of the Borrower, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to, or affecting creditor’s rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The execution, delivery and performance of this Loan Agreement and each document and instrument required hereunder and the payment by the Borrower of all amounts due on the date, in the place and in the currency provided for herein and therein do not and will not: (i) violate or contravene any provision of Law currently in effect; (ii) conflict with the Constitutional Documents of the Borrower; (iii) conflict with or result in the breach of any provision of, or in the imposition of any Lien under, any agreement to which the Borrower is a party or by which it or any of its properties or assets are bound; or (iv) constitute a default or an event that, with the giving of notice or the passing of time, or both, would constitute a default under any such agreement.

5.5.	No Event of Default

No event has occurred which constitutes a Default or Event of Default under this Loan Agreement.

5.6.	Shareholding of the Borrower

The Guarantor owns directly one hundred percent (100%) of the issued share capital of the Borrower.

5.7.	Ranking of Loan

The Borrower shall ensure that its obligations under this Loan Agreement at all times be senior in rank to all its other present and future unsecured Indebtedness and obligations of Borrower, except for those mandatorily preferred by law and not by contracts.

5.8.	Litigation

There are no pending or threatened litigation, legal or administrative actions, arbitration, investigations or other proceedings which may have a material adverse effect on the business or financial condition of the Borrower or the validity or enforceability of, or ability to perform any obligations contained in, this Loan Agreement or any document or instrument required hereunder.

5.9.	Financial Statements

The audited financial statements of the Borrower dated as of and for the fiscal year ended on December 31, 2002 heretofore delivered to the Administrative Agent are complete and correct and fairly represent the financial position and the results of operations of the Borrower as of and for the year ended on such relevant date. Such financial statements have been prepared in accordance with GAAP, except as otherwise expressly noted therein; the Borrower has good title to all its properties and assets, and to all those properties and assets of which it is represented as having ownership in the financial statements; and the Borrower has no significant liabilities, present or contingent, direct or indirect, as principal, surety or otherwise, except for those plainly disclosed in the financial statements or disclosed in writing to the Administrative Agent and to each Lender prior to the execution of this Loan Agreement.

5.10.	Environmental Matters

To the knowledge of the Borrower, except as otherwise disclosed to and accepted by the Administrative Agent prior to the date hereof, the Borrower has duly performed and observed in all material respects Environmental Laws and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by the Borrower or on which the Borrower has conducted any activity, where failure to do so could reasonably be expected to have a Material Adverse Effect.

5.11.	Pension Matters

The pension plan of the Borrower (the “Pension Fund”) is in full force and effect in accordance with its terms and has been administered fully in accordance with its terms and is in compliance in all material respects with all applicable pension legislation and regulations. The Borrower has made, accrued or provided for all contributions required under its Pension Fund terms. There is no shortfall of more than US$400,000 in the funding of the Borrower’s Pension Fund as accounted in accordance with the rules and regulations governing the Borrower’s Pension Fund in Japan.

5.12.	Tax Status and Payment of Taxes.

All of the tax returns of the Borrower required to be filed have been filed (or extensions have been granted) before delinquency, except for returns for which the failure to file could not reasonably be expected to have a Material Adverse Effect, and all material taxes imposed upon the Borrower have been paid in accordance with Japanese tax laws except those which are being contested in good faith by appropriate proceedings diligently conducted and fully disclosed to the Lenders and for which adequate reserves have been provided in accordance with GAAP.

5.13.	No Material Adverse Change

There has been no material adverse change in the financial condition, operations, business or assets of the Borrower since the date of the financial statements of the Borrower mentioned in Section 5.9.

5.14.	No Breach of Indebtedness

The Borrower is not in default nor in breach in respect of any Indebtedness or any agreement, obligation or duty to which it is a party or by which its property or assets are bound which default or breach might have a material adverse effect on the financial conditions or operations of the Borrower or its ability to perform its obligations hereunder.

5.15.	No Liens

There exists no Indebtedness secured by any Lien in favor of any creditor or class of creditors covering any present or future assets or revenues of the Borrower, except for those which will be permitted under the provision of Section 7.1. (Liens).

5.16.	Full Disclosure

All information relating to the Borrower or otherwise relevant to the matters contemplated by this Loan Agreement which has been supplied by the Borrower to the Agent is complete and correct in all material respects and is not misleading in any material respect. There are no material facts or circumstances that have not been disclosed to the Administrative Agent and to the Lenders and which would, if disclosed, adversely affect the decision of a person considering whether or not to provide financing to the Borrower.

5.17.	No Immunity

In any proceedings in relation to this Loan Agreement or in relation to any document or instrument required hereunder, the Borrower is not entitled to claim for itself or any of its assets immunity from jurisdiction, service of process, suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process.

5.18.	Eligibility

The Borrower has such knowledge and experience in financial and business matters that the Borrower is capable of evaluating the merits and risks of borrowing the Advances hereunder. The Borrower has made such investigation of the facts pertaining to this Loan Agreement and all of the matters pertaining hereto as it deems necessary, and has received and relied only on the advice of its own professional advisers with regard to the legal, tax, contractual, economic and other considerations relating to this Loan Agreement (including without limitation the advisability of executing this Loan Agreement and of borrowing Advances).

5.19.	Designated Borrower’s Account

The Designated Borrower’s Account is and shall exclusively remain the account of the Borrower.

6.	AFFIRMATIVE COVENANTS OF THE BORROWER

In addition to the other undertakings herein contained, the Borrower hereby covenants to the Administrative Agent and to each of the Lenders that during the term of this Loan Agreement, the Borrower shall act in accordance with the following and shall perform the following obligations:

6.1.	Corporate Existence

The Borrower shall preserve and maintain its corporate existence as a joint stock corporation (kabushiki kaisha) under the laws of Japan.

6.2.	Financial Statements; Other Information

6.2.1.	As soon as available but not later than ninety (90) days after the end of each fiscal year, the Borrower shall deliver to the Administrative Agent copies of the financial statements of the Borrower and the Guarantor in Japanese or English in sufficient numbers to be circulated to all Lenders (including, at least, their respective balance sheets and statements of income with related notes specifying significant accounting policies and their impact on such financial statements and all related schedules together with an audit opinion satisfactory to the Administrative Agent) as at the end of and for the fiscal year then ended prepared in accordance with the same accounting principles and on the same basis as the respective financial statements referred to in Section 5.9. and audited and certified by an independent accounting firm with international good reputation.

6.2.2.	As soon as available but not later than forty five (45) days after the end of the first three fiscal quarters of each fiscal year, the Borrower shall deliver to the Administrative Agent copies of the financial statements of the Borrower and the Guarantor in Japanese or English in sufficient numbers to be circulated to all Lenders (including, at least, their respective balance sheets and statements of income and all related schedules) as at the end of and for the fiscal quarter then ended, as the case may be, prepared in accordance with the same accounting principles and on the same basis as the respective financial statements referred to in Section 5.9, subject only to normal year end audit adjustments.

6.2.3.	The Borrower shall promptly furnish to the Administrative Agent as soon as available, but in any event no later than 45 (forty five) days after the beginning of each fiscal year, an annual business plan of the Borrower incorporating forecasts prepared by the management of the Borrower of balance sheets, income statements and cash flow statements on a quarterly basis.

6.2.4.	The Borrower shall promptly furnish to the Security Agent as soon as available, but in any event no later than 10 (ten) Business Days after the last Friday of each calendar month, all Monthly Reports, as required under the relevant Security Agreements.

6.2.5.	The Borrower shall promptly furnish to the Administrative Agent and shall cause the Guarantor promptly to furnish to the Administrative Agent, such other further information regarding their business affairs and financial condition as the Administrative Agent, acting on its sole initiative or in accordance with the desires of a Majority of the Lenders, may from time to time reasonably request.

6.3.	Compliance with Laws and Regulations

The Borrower shall conduct its business in compliance with all applicable Laws binding on it and its operations and assets, except where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.4.	Governmental Approvals

The Borrower shall take and cause to be taken all necessary actions, and obtain and maintain and cause to be obtained and maintained all Governmental Approvals, if any, which may at any time be necessary in compliance with all applicable Laws, for performance and enforceability of this Loan Agreement and each document and instrument provided for hereunder or any amendment or supplement hereto or thereto.

6.5.	Performance and Notice

The Borrower shall promptly give notice to the Administrative Agent of:

6.5.1.	the commencement of any litigation, legal or administrative actions, arbitration, investigations or other proceedings (whether by service of process or by attachment or seizure of any property or asset) which would have a material adverse effect on the business, operations, assets or financial condition of the Borrower or the validity or enforceability of, or ability to perform any obligations contained in, this Loan Agreement or any document or instrument required hereunder;

6.5.2.	the occurrence of any Default, or of any situation or circumstance which could lead to a Default (including, without limitation, any actual or potential breach of any of the representations, warranties and covenants of the Borrower and the Guarantor set forth in this Loan Agreement and the Guarantee);

6.5.3.	the occurrence of any event of default or breach or other event that, with the giving of notice or the passing of time, or both, would constitute an event of default or breach under any other agreement involving Indebtedness in excess of fifty million (50,000,000) Yen in principal amount to which the Borrower is a party or by which they or any of their properties or assets are bound, if the occurrence of such event of default or breach or other event would have a material adverse effect on the Borrower’s ability to fulfill its obligations hereunder or result in a Default;

6.5.4.	any realized or unrealized loss or damage to the Borrower or any of its Subsidiaries (including without limitation loan losses, investment losses and losses resulting from dealings in foreign exchange) of over one hundred and fifty million (150,000,000) Yen in value which would have a material adverse effect on the Borrower’s business, operations, assets or financial condition;

6.5.5.	any change in the Guarantor’s shareholding in the Borrower or any decrease in the shareholding ratio of shareholders of the Borrower; and

6.5.6.	any other circumstances which would materially adversely affect the ability of the Borrower to perform its obligations hereunder or under any document or instrument provided for hereunder.

6.6.	Insurance

The Borrower shall maintain insurances on and in relation to its businesses and assets with reputable insurance companies against such risks and to such an extent as is usual for companies in Japan of similar size and scope to that of the Borrower and carrying on a business similar to that carried on by the Borrower.

6.7.	Taxes

The Borrower shall promptly pay when due any and all material taxes, assessments and other governmental charges and levies.

This Section 6.7. shall not apply to taxes, assessments and other governmental charges or levies which are being contested in good faith by lawful proceedings diligently conducted, against which any reserve or other provision required by generally accepted accounting practices in Japan have been made.

6.8.	Visitation and Inspection

The Borrower shall permit representatives and independent contractors of the Administrative Agent, at the expense of the Borrower no more than two times per calendar year, and each Lender, at such Lender’s expense, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.9.	Perfection of Security Interests

The Borrower shall take all relevant actions that are reasonably required in order to ensure that the Security Interests are valid, enforceable and perfected, including, but not limited to those required of it under the Security Agreements.

6.10.	Priority of Security Interests

The Borrower shall grant to the Security Agent, on behalf of the Lenders, pursuant to the Security Agreements, Security Interests in the Secured Assets, which Security Interests shall be prior to all liens, claims and encumbrances, except for the Permitted Liens and those mandatorily preferred by law, and shall take all relevant actions that are reasonably required to maintain such priority.

6.11.	Maintenance of Secured Assets

The Borrower shall maintain the value of the Secured Assets, based on eligibility and an advance rate to be determined and calculated by the Security Agent in its reasonable discretion, on a monthly basis, at a level higher than the then outstanding aggregate Advances and which, in any event, shall not fall below the minimum amounts allowed, as calculated in accordance with the Advance Rates prescribed in Schedule II.

6.12.	Security Reserve

In the event that the aggregate value of both the Accounts Receivable and the Inventories falls below the aggregate minimum amount allowed, as calculated in accordance with the Advance Rates prescribed in Schedule II by the Security Agent as of the end of each calendar month, then the Borrower shall pay in cash an amount equal to the shortfall into the Security Reserve Account, as specified in a written request from the Security Agent, no later than two (2) Business Days from the receipt of said request by the Borrower. The Borrower agrees to and shall cooperate with the Security Agent in the creation of a security interest over any monies in the Security Reserve Account for the purposes of securing the obligations of the Borrower hereunder pursuant to the terms and conditions of the Account Pledge Agreement.

6.13.	Maintenance and Continuity of Business

The Borrower shall not (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time), without the prior written consent of the Administrative Agent, as directed by a Majority of the Lenders:

6.13.1.	dispose of the whole of its assets or of any substantial part of its assets;

6.13.2.	change the scope or nature of its business, whether by disposal, acquisition or otherwise other than engaging in any business substantially related thereto; or

6.13.3.	enter into any merger, amalgamation, consolidation or reorganization (except for any such merger, amalgamation, consolidation or reorganization which has been previously approved in writing by the Agent), which (i) disposal, (ii) change or (iii) merger, amalgamation, consolidation or reorganization could, in the sole and absolute opinion of the Administrative Agent, have a material adverse effect on the Borrower’s ability to perform its obligations under this Loan Agreement or the financial condition of the Borrower.

7.	NEGATIVE COVENANTS OF THE BORROWER

In addition to the other undertakings herein contained, the Borrower hereby covenants to the Administrative Agent and to each of the Lenders that during the term of this Loan Agreement, the Borrower shall not perform the following:

7.1.	Liens

The Borrower shall not, without the prior written consent of the Administrative Agent, as directed by a Majority of the Lenders, create or suffer to exist any Lien (other than

Permitted Liens) in favor of any creditor or class of creditors covering any present or future assets or revenues of the Borrower unless the benefit of such Lien is at the same time extended equally and ratably to secure all amounts payable hereunder under terms, conditions and documents satisfactory to the Administrative Agent; provided, however, that the foregoing shall not apply to Liens upon the properties or assets of the Borrower :

7.1.1.	existing on the date hereof and heretofore disclosed in writing to the Administrative Agent, as listed in Schedule VI hereto; or

7.1.2.	for taxes, assessments or government charges on assets of the Borrower if the same shall not at the time be delinquent or thereafter can be paid without penalty or which are being contested in good faith by appropriate proceedings diligently conducted and disclosed to the Lenders if adequate reserves with respect thereto are maintained on its books in accordance with GAAP; or

7.1.3.	imposed by Law or arising in the ordinary course of business unless the imposition of any such Lien would have a material adverse effect (in the sole and absolute opinion of the Administrative Agent) on the Borrower’s ability to fulfill its payment obligations under this Loan Agreement; or

7.1.4.	on assets acquired by the Borrower after the date hereof and effected or assumed at the time of purchase solely to secure payment of the purchase price of such assets.

7.2.	Debt and Guarantees

The Borrower shall not, without the prior written consent of the Administrative Agent, as directed by a Majority of the Lenders, make any borrowings or give any guarantees to any third party or otherwise incur Indebtedness other than the Permitted Indebtedness.

7.3.	Significant Changes in Corporate Structure

The Borrower shall not make or enter into any material change of its business, or effect any merger, corporate split, share swap (kabushiki kokan), share transfer (kabushiki iten) or consolidation which may cause a material adverse effect to its performance of or compliance with its payment or material obligations hereunder.

7.4.	Disposals

Without the prior written consent of the Administrative Agent, as directed by Majority of the Lenders, which consent shall not be unreasonably withheld the Borrower shall not sell, assign, lease, transfer, or otherwise dispose of any of its assets with an aggregate value of over one hundred million (100,000,000) Yen other than the sales of inventory in the normal course of business, subject to the provisions of Article 2.8 hereof relating to the disposition of inventory and assets.

7.5.	Acquisitions, Joint Ventures and other Investments

The Borrower shall not, without the prior written consent (which shall be given within three (3) Business Days) of the Administrative Agent, as directed by a Majority of the Lenders, make or hold direct or indirect Investments (save in the ordinary course of business) or give any guarantees or indemnity or other financial arrangements having a similar effect to, or for the benefit of, any Person, or voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other Person, or enter into joint ventures with any other Person, which would cause the Borrower to contribute an investment in excess of one hundred and fifty (150 million) Yen (other than in the form of (i) renewals (to the extent that such renewals do not involve increases in the principal amount) of the Parent On-Loans.

7.6.	Accounting Policies

The accounting policies or principles shall not be changed to those other than GAAP.

7.7.	. Subsidiaries

The Borrower shall not create any new Subsidiaries without the prior written consent of the Administrative Agent.

7.8.	Dividend Payment

The Borrower shall not make dividend payments and other distributions to or redemptions or repurchases from, its shareholders, except dividends from the Borrower to the Guarantor, as its parent.

7.9.	Partnership

The Borrower shall not become a general partner in any partnership.

7.10.	No Negative Pledges

The Borrower shall not grant negative pledges to third parties other than those granted to the Administrative Agent and the Lenders hereunder.

7.11.	Capital Expenditure

The Borrower shall not, without the prior written consent of the Administrative Agent, as directed by a Majority of the Lenders, make any direct or indirect capital expenditures totaling over one hundred and fifty million (150,000,000) Yen in value through any given fiscal year of the Borrower, as calculated at the fiscal year end.

7.12.	No Amendments

The Borrower shall not, without the prior written approval of the Administrative Agent, as directed by a Majority of the Lenders, amend in any manner which would be materially adverse to the Lenders (i) its Constitutional Documents, (ii) any debt or debt related documents and (iii) any other material agreements, including, but not limited to any agreements entered into by the Borrower relating to the Secured Assets. However, the Borrower shall be permitted to so amend if such amendment could not reasonably be expected to have a Material Adverse Effect.

7.13.	Arm’s Length Terms

The Borrower shall not enter into any arrangement or contract with any of its Affiliates other than on arm’s length terms.

8.	FINANCIAL COVENANTS OF THE BORROWER

8.1.	Minimum EBITDA

The Borrower shall not permit EBITDA (tested for the last four quarters at each quarter end to be less than the figures listed below:

Aggregate Amount during the last four Quarters ending: (Millions of Yen)

September 30, 2003	1,262
December 31, 2003	1,107

March 31, 2004	1,180
June 30, 2004	1,205
September 30, 2004	1,241
December 31, 2004	1,290

March 31, 2005	1,293
June 30, 2005	1,312
September 30, 2005	1,341
December 31, 2005	1,384

March 31, 2006	1,392
June 30, 2006	1,416
September 30, 2006	1,449

8.2.	Minimum Net Worth

The Borrower shall maintain at all times Minimum Net Worth not less than the Minimum Net Worth of the Borrower, as of June 27, 2003, and which figure shall be stepped-up on a quarterly basis by an amount equal to fifty per cent (50%) of cumulative net income.

8.3.	Compliance Certificate

The Borrower shall submit to the Administrative Agent not later than (i) forty five (45) days after the end of each fiscal quarter for the first three quarters and (ii) ninety (90) days for the last quarter, simultaneously with the submission of the financial statements of the Borrower every quarter under Section 6.2.2., copies of the Compliance Certificate, as executed by the representative director of the Borrower, for the relevant quarter in sufficient numbers to be circulated to all Lenders, certifying, inter alia, that the requirements under Sections 8.1. and 8.2. have been complied with and that no Default or Event of Default has occurred or is continuing for the relevant quarter.

9.	CONDITIONS PRECEDENT

Lenders’ obligation to make Advances under this Loan Agreement is subject to receipt by the Administrative Agent of (i) the Notice of Borrowing on the Closing Date, (ii) of documents and evidence regarding the satisfaction of the following conditions precedent in form and substance satisfactory to the Administrative Agent, (iii) the execution of this Loan Agreement and the Security Agreements, and (iv) the perfection of the security interest over the Accounts Receivable, as contemplated under the Accounts Receivable Pledge Agreement. The Administrative Agent shall promptly inform the Borrower and the Lenders upon being so satisfied.

9.1.	Execution of the Guarantee

The Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other hand, shall have executed and exchanged copies of the Guarantee.

9.2.	Compliance

The Loan shall be in full compliance with all the requirements of the Law.

9.3.	No Law Suits

The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower or the Guarantor, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect on Borrower or the Guarantor.

9.4.	Documents Required Before Closing Date

The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, the documents identified in Schedule V, in Japanese or English, as the case may be, on or prior to the preceding Business Day before the Closing Date, upon receipt of which the Administrative Agent immediately shall so notify the Lenders and shall provide copies to the Lenders of the same within one (1) Business Day of their receipt.

9.5.	Consents and Approvals

Receipt of all governmental, shareholder and third party consents and approvals necessary or, in the opinion of the Administrative Agent, desirable in connection with the financing contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.

9.6.	No Material Change

There shall not have occurred a circumstance which the Lead Arranger reasonably believes is likely to have a Material Adverse Effect in the business, assets, properties, Liabilities, operations, conditions (financial or otherwise) or prospects of the Borrower or the Guarantor and its Affiliates, taken as a whole, since December 31, 2002.

9.7.	Fees and Expenses

All accrued fees and expenses of the Administrative Agent, the Lead Arranger, and the Security Agent (including the reasonable fees and expenses of counsel for the Administrative Agent, the Lead Arranger, and the Security Agent) shall have been paid (unless the Lenders, the Borrower and the Agents, agree to make such payment on a different date, which date shall, in any event, be no later than September 30, 2003).

9.8.	Representations and Warranties of the Borrower

All representations and warranties made by the Borrower in this Loan Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Borrower on and as of such date (except for any representations and warranties that specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

10.	EVENTS OF DEFAULT

10.1.	Automatic Acceleration

If any of the following events occurs, each Lender’s Individual Commitment shall be terminated forthwith and/or the then outstanding Advances shall become immediately due and payable together with accrued interest, costs and losses (including without limitation any Funding Losses) of each Lender resulting from such event and any other sum payable hereunder, without presentment, demand, protest or notice of any kind:

10.1.1.	The Borrower or the Guarantor fails to make, when due (i) payment of any amount of principal of any Loan, (ii) payment of any interest on any Loan (and such failure continues for three (3) days), and (iii) any payment other than the foregoing under this Loan Agreement or the Guarantee required to be made by it (and such failure continues for five (5) days) .

10.1.2.	The Borrower or the Guarantor fails to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Loan Agreement or the Guarantee) to be complied with or performed by it or otherwise breaches any provision of this Loan Agreement, the Guarantee or any of the Security Agreements, including, but not limited to, failure by the Borrower to perform or comply with its covenants hereunder, as prescribed in Sections 6, 7 and 8; provided, however, that, except for breach of Sections 6.2.1., 6.2.2., 6.2.3. or 6.2.5. hereof, if, in the sole opinion of the Administrative Agent, the failure or breach is one which could be remedied, then the Event of Default under this Section 10.1.2. will not occur until 30 (thirty) days from the earlier of the date on which (i) a responsible officer of the Borrower becomes aware of such failure or breach or (ii) written notice specifying such failure or breach shall have been given by the Administrative Agent to the Borrower, if such breach or failure remains unremedied.

10.1.3.	The Borrower or the Guarantor enters into voluntary or involuntary bankruptcy, liquidation, dissolution, or winding-up or becomes insolvent, or suspends or fails to make payment of a substantial portion of its liabilities as they come due, or a receiver, receiver-manager or liquidator is appointed of all or any substantial part of the Borrower’s or the Guarantor’s undertaking or assets, or proceedings are filed by or against the Borrower or the Guarantor under any arrangement of reorganization, composition, readjustment of debts, liquidation, winding-up or dissolution, or if any act is done or event occurs under the laws of Japan or any other jurisdiction which has a substantially similar effect to any of the foregoing acts or events in this Section 10.1.3., or reschedules or purports to reschedule the payment of its liabilities.

10.1.4.	The Borrower or the Guarantor ceases, or resolves to cease, to carry on its business, or a resolution of the board of directors of the Borrower or the Guarantor has been passed for the transfer of all or any substantial part of the Borrower’s or Guarantor’s assets or business, as the case may be, to any other entity, or for such corporation’s winding-up or liquidation.

10.1.5.	A resolution is passed or an order of a court of competent jurisdiction is made that the Borrower or the Guarantor, as the case may be, is to be wound up or dissolved.

10.2.	Acceleration Upon Notice

If any of the following events occurs and is continuing, the Administrative Agent may by written notice to the Borrower, pursuant to the instruction of a Majority of the Lenders, declare the then outstanding Advances to be immediately due and payable together with accrued interest, costs and losses (including without limitation any Funding Losses) of each Lender resulting from such event and any other sum payable hereunder to also be immediately due and payable and the Advances and such other sums shall thereupon become due and payable, without presentment, demand, protest or notice of any kind (all of which are expressly waived by the Borrower) other than the notice specifically required by this Section 10.2.:

10.2.1.	Any Governmental Approvals, if any, required to make this Loan Agreement legal, valid, binding, enforceable and admissible in evidence or required to enable the Borrower or the Guarantor to perform their obligations hereunder is withdrawn or modified in a manner unacceptable to the Majority of the Lenders or is revoked or terminated or expires and is not renewed or is otherwise not in full force and effect, or in some other fashion or manner it becomes unlawful for the Borrower or the Guarantor to perform and comply with any of its obligations under, or the Borrower or the Guarantor contests the enforceability of, this Loan Agreement or the Guarantee.

10.2.2.	Any representation or warranty made by the Borrower or the Guarantor contained herein or under the Guarantee or any of the Security Agreements proves to have been incorrect or misleading in any material respect when made, repeated, or deemed to have been repeated, or any certificate, statement or opinion furnished by or on behalf of the Borrower or the Guarantor under this Loan Agreement, the Guarantee, or any of the Security Agreements proves to have been false, incorrect or misleading as of its date in any material respect; provided, however, that if, in the sole opinion of the Administrative Agent, such event is one which could be remedied, then the Event of Default under this Section 10.2.2. will not occur until 30 (thirty) days after written notice specifying if such event is given by the Agent to the Borrower, such event remains unremedied.

10.2.3.	An order or notice is dispatched for provisional attachment, provisional attachment for the purpose of assuring collection of taxes or public imposts or attachment of any of the Borrower’s or the Guarantor’s deposits or other credits with the Administrative Agent.

10.2.4.	The occurrence or existence of:

(i)	default, an event of default or other similar condition or event (however described) in respect of the Borrower or the Guarantor under any one or more agreements or instruments relating to any Indebtedness in excess of one hundred million (100,000,000) Yen which has resulted in such Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable; or

(ii)	a default by the Borrower or the Guarantor in making one or more payments in excess of one hundred million (100,000,000) Yen on the due date thereof under such agreements or instruments (after giving effect to any applicable notice requirement or grace period).

10.2.5.	In the sole and absolute opinion of the Administrative Agent there occurs a material adverse change in the financial conditions, business, assets or operations of the Borrower or the Guarantor or in the ability of the Borrower or the Guarantor to perform and observe the terms of this Loan Agreement or the Guarantee, as a result of the following:

(i)	any announcement by the Borrower or the Guarantor or any competent authority or the government or quasi-governmental agency that any of the events set forth in Section 10.1.3. or 10.1.4. will be made or occur;

(ii)	a government order or regulatory guidance or recommendation for the Borrower or the Guarantor to transfer, discontinue or cease all or any material part of its business operations or to withdraw from or to significantly reduce or restrict its engagement in its business activities in its home jurisdiction, or any announcement thereof or of a plan therefor by the Borrower, the Guarantor or any competent authority or the government or quasi-governmental agency;

(iii)	the introduction of effective control of all or any material part of the business of the Borrower or the Guarantor by regulatory authorities, or any announcement thereof or of a plan therefor by the Borrower or such authorities;

(iv)	The Guarantor ceases to own directly or indirectly 100 percent of the issued and outstanding shares of the Borrower unless all amounts due under this Loan Agreement by the Borrower have been paid in full;

(v)	any material impairment (e.g., invalidity of the agreement or assertion thereof), either actual or asserted, of this Loan Agreement or the Security Agreements; or

(iv)	a capital infusion or other form of financial support or assistance is extended by the government or a quasi-governmental agency for the purposes of preventing imminent insolvency or the failure to meet the Borrower’s or the Guarantor’s obligations or of protecting against similar emergent circumstances that could threaten the Borrower’s or the Guarantor’s ability to continue normal business operations, or any announcement thereof or of a plan therefor by the Borrower, the Guarantor or any competent authority or the government or quasi-governmental agency.

10.2.6.	There is entered against the Borrower (i) a final judgment or order for the payment of money in an aggregate amount exceeding one hundred million (100,000,000) Yen (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of fourteen (14) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect.

10.3.	No Waiver

No waiver of any Event of Default shall constitute a waiver of any other or any succeeding Event of Default except to the extent expressly provided for in such a waiver.

10.4.	Indemnification

The Borrower shall indemnify the Lenders and the Administrative Agent against any reasonable costs or expenses (including but not limited to any interest payable by the Lenders to lenders of funds borrowed by the Lenders in order to carry the amount in respect of which default has been made) which the Lenders or the Administrative Agent may sustain or incur as a consequence of any Event of Default. A certificate of the Administrative Agent on behalf of itself and the Lenders of the amount of any such costs or expenses and the basis upon which the same are computed shall be prima facie evidence thereof.

11.	APPOINTMENT OF ADMINISTRATIVE AGENT

11.1.	Authorization

Each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Loan Agreement and the Guarantee, together with all such powers as are reasonably incidental to those delegated powers. For the purposes of this Loan Agreement and the Guarantee, the relationship between the Administrative Agent and the Lenders is that of agent and principal only and nothing herein shall constitute, nor shall it be construed so as to constitute, the Administrative Agent a trustee for any Lender or impose on the Administrative Agent any duties or obligations other than those for which express provision is made herein. With respect to matters not expressly provided for by the terms of this Loan Agreement and the Guarantee, including, without limitation, measures and actions taken in order to further the collection of amounts owing or enforce rights under this Loan Agreement or the Guarantee, the Administrative Agent may, but is not required to, take such actions as it determines upon its sole discretion or upon consultation with a Majority of the Lenders, provided however that the Lenders may in no way require the Administrative Agent to act in any manner contrary to law, this Loan Agreement, or the Guarantee or to expose itself to liability for its actions. Furthermore, the Administrative Agent shall not be deemed to have assumed any obligation towards or any relationship of agency or trust with the Borrower or the Guarantor. For the avoidance of doubt, it is understood that the duties and obligations of the Administrative Agent hereunder are mechanical and administrative in nature.

11.2.	Distribution of Funds to Lenders

Except as otherwise expressly provided herein, the Administrative Agent shall distribute upon receipt all sums recovered or received by it for account of the Lenders as Administrative Agent hereunder to the Lenders no later than 3:00 p.m. (Tokyo time) on any Payment Date or any Maturity Date, as the case may be; provided, however, that in all cases such distributions are subject to the Administrative Agent’s discretion to delay such distributions if any question concerning the proper amount or nature of the payments arises. All payments made by the Borrower will be deemed to be made against amounts due in the order of categories indicated in Section 2.10.2. With respect to all current enforceable claims of the Lenders, the Administrative Agent will distribute payments under each of those categories serially and if payment by the Borrower is insufficient to cover all claims under one of those categories as considered serially, then the Administrative Agent shall distribute the amount available under that category to all of the Lenders on a pro rata basis determined with respect to the size of each Lender’s enforceable claim under that category.

11.3.	Transmission of Notices

Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or the Guarantor which may come into its possession. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice.

11.4.	Agent’s Reliance Upon Validity of Communications

In performing its duties and/or exercising its powers hereunder or under the Guarantee, the Administrative Agent will be entitled to rely on (i) any communication believed by it to be genuine and to have been sent or signed by the person by whom it purports to have been sent or signed and (ii) the opinions and statements of any professional advisers selected by it in connection herewith, and shall not be liable to any other party hereto for any consequence of any such reliance. For so long as the Administrative Agent shall have performed its duties or exercised its powers in the belief, based upon its reasonable judgment, of authenticity that the signature or seal imprint used for the Borrower’s act(s) hereunder or the Guarantor’s act(s) under the Guarantee, as the case may be, is the same as the signature or seal imprint which was submitted by the Borrower or the Guarantor for the purpose of such act(s), the Borrower or the Guarantor, as the case may be, shall be responsible, and the Administrative Agent shall not be responsible, for any losses that any Lender or the Administrative Agent, as the case may be, may incur thereby, regardless of whether such losses are incurred by reason of forgery or unauthorized use of seal or otherwise.

11.5.	Liability for Representations and Warranties

The Administrative Agent takes no responsibility for the truth of any representations or warranties given or made herein or otherwise howsoever in connection with the loan facility or for the validity, effectiveness, adequacy, enforceability or admissibility in evidence of this Loan Agreement, and neither the Administrative Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by the Administrative Agent or any such individuals except that the Administrative Agent or such individuals may be liable for their own gross negligence or willful misconduct. No Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with instructions of a Majority of the Lenders or in exercising its discretion as provided for herein.

11.6.	Indemnification of the Administrative Agent

Upon demand, the Lenders shall indemnify the Administrative Agent (to the extent the Administrative Agent is not reimbursed forthwith by the Borrower), ratably in accordance with their respective Lender’s Individual Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Loan Agreement or any documents referred to or provided for herein or the transactions contemplated hereby or the enforcement of any of the terms hereof, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the Administrative Agent’s gross negligence or willful misconduct.

11.7.	Delegation of Duties

The Administrative Agent may execute any of its duties under this Loan Agreement through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

11.8.	Individual Responsibility of the Lenders

Each Lender acknowledges that it has, independently and without reliance on the Administrative Agent and Lead Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit and other analysis of the Borrower and the Guarantor and its own decision to enter into this Loan Agreement and it will, independently and without reliance upon the Administrative Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Loan Agreement and under the Guarantee.

11.9.	Resignation or Removal of the Administrative Agent

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Borrower and the Guarantor or may be removed at any time by a Majority of the Lenders, which resignation or removal shall be effective upon the appointment of a successor Administrative Agent, whereupon the resigning Administrative Agent shall be discharged from its duties and obligations hereunder. In the event that no successor Administrative Agent is appointed within thirty (30) days after the resignation or removal of the Administrative Agent, then the Lenders shall perform all the duties of the Administrative Agent hereunder until such time as a Majority of the Lenders appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring

Administrative Agent. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder.

11.10.	Administrative Agent’s Rights and Privileges Not Impaired

The Administrative Agent may accept deposits from, lend money to and generally engage or be interested in any kind of banking, trust or other financial business with the Borrower or the Guarantor as if it were not the Administrative Agent and shall be under no obligation to share with the Lenders any information it may have obtained in the course of conducting such businesses. The rights, privileges and obligations of Bank of America, N.A., Tokyo Branch in its capacity as Lender shall in no way be impaired or altered as a result of its role as Administrative Agent under this Loan Agreement, and any successor Administrative Agent which may be appointed and which is also a Lender hereunder will similarly retain unaltered rights, privileges, and obligations in its capacity as a Lender.

11.11.	Money Laundering

Unless required by applicable Laws, the Administrative Agent shall not be responsible to any other party for providing any certification or documents with respect to information (except in respect of itself) required for any anti-money laundering due diligence purposes. Such certificates and related documents shall be provided directly by the Borrower; provided, however, that, the Borrower may request the Administrative Agent to provide such information.

11.12.	Confidential Information

If one internal division or department of the Administrative Agent independently receives information concerning the Borrower or the Guarantor then such information may be treated by such division or department as confidential to that division or department and the Administrative Agent shall not be deemed to have received or had notice of such information in relation to this Agreement.

11.13.	Book of Accounts

11.13.1.	The Administrative Agent will maintain a book of accounts (the “Book of Accounts”) in which it shall record:

(i)	the dates, principal amounts and interest rate of all Advances made by Lenders under this Loan Agreement and any other sums payable hereunder, or under any document or instrument required hereunder from time to time, or under the Guarantee;

(ii)	all payments with respect thereto made by the Borrower or by the Guarantor from time to time hereunder or under the Guarantee;

(iii)	the terms of each assignment of a Lender’s Individual Commitment or Advances hereunder delivered to and accepted by the Administrative Agent.

11.13.2.	The Book of Accounts shall be prima facie evidence, conclusive and binding on the Borrower, the Guarantor and the Lenders as to the amount at any time due from the Borrower, except in the case of manifest error in computation; provided, however, that the failure of the Administrative Agent to make an entry or to make the correct entry in the Book of Accounts or any finding that an entry in the Book of Accounts is incorrect shall not limit or otherwise affect the obligations of the Borrower and the Guarantor under this Loan Agreement and the Guarantee.

12.	APPOINTMENT OF SECURITY AGENT

12.1.	Authorization

Each Lender hereby irrevocably authorizes the Security Agent (by itself or by such person(s) as it may nominate) to do any and all things necessary to perfect and to enforce the Security Interests, as provided for in the Security Agreements.

12.2.	Responsibilities

The Lenders and the Borrower agree that the Security Agent:

(i)	may accept without enquiry or objection such title as the Borrower may have to any assets which are subject to any of the Security Agreements and shall not be liable for any lack of or defect in such title, whether apparent or not and whether capable of remedy or not;

(ii)	shall not be liable for any omission or delay in giving notice to any third party, or effecting any filing or registration, or obtaining any authorization, or otherwise perfecting the security constituted by any of the Security Agreements; and

(iii)	shall not be obliged to hold any title or other documents relating to the assets charged under any of the Security Agreements in its own possession or to take any steps to protect or preserve such documents, and may permit the Borrower to retain such documents in their possession if it is reasonable in the circumstances.

12.3.	Application

Insofar as the context allows, the provisions of Section 11 shall also apply, mutatis mutandis, to the Security Agent as if references therein to the Administrative Agent in its capacity as such were references to the Security Agent.

13.	ASSIGNMENTS AND PARTICIPATIONS

This Loan Agreement shall bind and enure to the benefit of the Borrower, the Agents and each Lender and their respective successors and assignees provided that:

13.1.1.	the Borrower may not assign its rights or obligations hereunder and furthermore, the obligations of the Borrower under this Loan Agreement shall remain binding on the Borrower notwithstanding any change in the constitution, structure or powers of the Borrower;

13.1.2.	the Agents may not assign their positions as Agents (as separate from their rights and obligations as Lenders) hereunder in their capacities as Agents without prior written consent of all of the Lenders;

13.1.3.	each Lender may transfer participations in all or a portion of its rights and obligations under this Loan Agreement (including, without limitation, all or some portion of the rights and obligations pertaining to all or some portion of that Lender’s Individual Commitment) to any transferee (other than the Borrower or any of its Subsidiaries) on a silent basis, provided, however, that:

(i)	such Lender’s obligations under this Loan Agreement (including, without limitation, its obligations pertaining to such Lender’s Individual Commitment) shall remain unchanged;

(ii)	such Lender shall remain solely responsible to the other parties to this Loan Agreement for the performance of such obligations; and

(iii)	the Agents, the Borrower, and the other Lenders shall maintain the right to continue to deal directly and solely with such Lender with respect to all matters pertaining to this Loan Agreement and in fulfillment of all of their respective rights and obligations hereunder, and with respect to all consultations and matters of consent and waiver, except insofar as such Lender and the Agents agree to oblige the Agents to accept payments from and direct payments to such Lender’s designated transferee, such agreement being subject to such additional fees and expenses as are agreed to therein which shall be in addition to those applicable under this Loan Agreement.

13.1.4.	each Lender may assign all or any part of its rights or obligations under this Loan Agreement (including, without limitation, all or some portion of the rights and obligations pertaining to all or some portion of that Lender’s Individual Commitment), provided, however, that:

(i)	the Administrative Agents and the Borrower shall have been notified of such assignment and shall have consented thereto (provided that the Borrower’s consent shall not be required if an Event of Default has occurred and is continuing, and shall not be unreasonably withheld in any event);

(ii)	no Lender may make an assignment to the Borrower or to any Affiliate of the Borrower;

(iii)	no Lender shall make an assignment to a company which is not a financial institution (kinyu kikan);

(iv)	no representation has been made by the assigning Lender concerning the Borrower;

(v)	the parties to such an assignment shall enter into and deliver to the Administrative Agent an assignment and assumption, which shall substantially be in the form prescribed in Exhibit K and shall obtain a certified date (kakutei hiduke) for the same;

(vi)	such assignee confirms receipt of this Loan Agreement, the Guarantee and relevant documents;

(vii)	assignee appoints and authorizes the Agents to take such actions on its behalf and to exercise such powers and discretion under this Loan Agreement and under the Guarantee as are delegated to the Agents by the terms of this Loan Agreement;

(viii)	assignee agrees to perform its assigned obligations in accordance with and which by the terms and conditions of this Loan Agreement are required to be performed by it as a Lender;

(ix)	such assignment shall be for a part of that Lender’s Individual Commitment which shall not be below two hundred and fifty million (250,000,000) Yen and which shall be an integral multiple of fifty million (50,000,000) Yen; and

(ix)	assignee pays to the Administrative Agent the sum of two hundred thousand (200,000) JPY as a processing and recording fee to cover all administrative costs incurred in effecting the assignment.

13.1.5.	If any Lender makes such an assignment as described in Section 13.1.4., any references in this Loan Agreement to such Lender shall be construed as a reference to the assignee designated thereunder (or in the case of a partial assignment, to such Lender and such assignee to the extent of their respective interests), and, analogously, to any assignees of such assignee.

13.1.6.	Any Lender or the Agents may disclose to a proposed assignee as described in Section 13.1.4., a proposed transferee as described under

Section 13.1.3., or any other person proposing to enter, or having entered into a contract with such Lender or the Agents regarding this Loan Agreement or the Guarantee, such information in the possession of such Lender or the Agents relating to the Borrower or its related entities as it sees fit.

14.	CONFIDENTIALITY

Each of the Agents, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, quasi-regulatory authority, competent stock exchange, self-regulatory organization or any rating agency, (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Loan Agreement, (v) in connection with the exercise of any remedies hereunder or under any this Loan Agreement, the Guarantee or the Security Agreements or any suit, action or proceeding relating to this Loan Agreement, the Guarantee or the Security Agreements or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee or participant of a party to this Loan Agreement of any of such party’s rights or obligations under this Loan Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to any of the Agents or any Lender on a nonconfidential basis from a source other than the person disclosing such Information. For the purposes of this Section, “Information” means all information received from any Person relating to the Borrower, the Guarator or their respective businesses, other than any such information that is available to the Borrower, the Guarantor, any of the Agents or any Lender on a nonconfidential basis prior to disclosure by such Person.

15.	MISCELLANEOUS

15.1.	Term

The term of this Loan Agreement shall commence on the date first set forth above and shall end upon the last Maturity Date or, if later, upon payment in full of all principal, interest and other sums payable by the Borrower, the Guarantor hereunder, under the Guarantee and all documents and instruments required hereunder. The indemnities of the Borrower and the Lenders provided herein shall survive the repayment of the Advances and their distribution to Lenders.

15.2.	Entire Agreement

This Loan Agreement and the documents and instruments referred to herein constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior written or oral expressions of intent or understandings with respect to this transaction.

15.3.	No Amendment

The written consent of the Administrative Agent, giving such consent in accordance with the instruction of a Majority of the Lenders, shall be required for any waiver, rescission or release of the terms or provisions hereof (except where there are only two (2) or fewer Lenders, in which case, such written consent of the Administrative Agent must be given in accordance with the instruction of all the Lenders) provided that the consent of all the Lenders shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled maturities or times for payment, and (iv) releases of all or substantially all of the Secured Assets or the Guarantee. Except as provided in the immediately preceding sentence, any amendment hereto shall be in writing, signed by or on behalf of the parties to be bound or burdened thereby.

15.4.	Waiver; Cumulative Rights

The failure or delay of the Administrative Agent or the Lenders to require performance by the Borrower of any provision of this Loan Agreement shall not affect its right to require performance of such provision unless and until such performance has been waived in writing in accordance with the terms of Section 15.3. Each and every right granted to the Agent and to each Lender hereunder or under any document or instrument delivered hereunder or in connection herewith, or granted to them at law or in equity, shall be cumulative and may be exercised in part or in whole from time to time.

15.5.	Governing Law and Jurisdiction

15.5.1.	This Loan Agreement shall be governed by and interpreted in accordance with the laws of Japan.

15.5.2.	Each of the parties hereto hereby irrevocably consents that any legal action or proceedings against it with respect to or in connection with this Loan Agreement may be brought in the Tokyo District Court and any Japanese court competent under the laws of Japan to hear appeals from such court as well as (in the case of those against the Borrower or the Guarantor) in any jurisdiction where properties and assets of the Borrower or the Guarantor may be found. By execution and delivery of this Loan Agreement each of the parties hereto hereby submits to and accepts with regard to any such action or proceeding for itself and in respect of its properties and assets, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.

15.5.3.	Each of the parties hereto hereby irrevocably agrees not to present any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Loan Agreement in Tokyo, Japan and hereby further irrevocably agrees not to claim that Tokyo, Japan is an inconvenient forum for any such suit, action or proceeding.

15.5.4.	To the extent that the Borrower may in any jurisdiction claim for itself or any of its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

15.6.	Acknowledgments

The Borrower hereby acknowledges that:

15.6.1.	it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement and the other documents relating hereto;

15.6.2.	neither the Agents nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Loan Agreement or any of the other documents relating hereto, and the relationship between a Lender, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

15.6.3.	no joint venture or partnership is created hereby or by the other documents relating hereto or otherwise exists by virtue of the transactions contemplated hereby between the Agents or any Lender and the Borrower.

15.7.	Set-off

15.7.1.	Upon the occurrence of an Event of Default, the Administrative Agent and Lenders shall have the right to set-off any amounts payable by the

Administrative Agent and the Lenders to the Borrower against the Borrower’s obligations hereunder to the extent permitted by law, regardless of the currency of such amounts. For such purposes, the Administrative Agent and the Lenders shall have the right to accelerate, without any penalty, interest or fees payable to the Borrower, any obligation owed by the Administrative Agent or the Lender to the Borrower.

15.7.2.	In the event that the Lender or the Administrative Agent effects set-off pursuant to this Section 15.7, interest and damages, etc. shall be payable by the Borrower and shall be computed up to (and including) the date when such computation is made and the foreign exchange rate applicable thereto shall be the spot rate quoted by any leading bank selected by the Administrative Agent in its discretion as of the time when such computation is made. The Borrower hereby authorizes the Administrative Agent and the Lenders to do all such acts and to execute all such documents and instruments as may be necessary or expedient to effect any such set-off.

15.7.3.	If any Lender at any time receives payment whether by way of set-off, lien or otherwise of all or any part of the principal, interest or other amount payable on account of the relevant Advance due to it in a greater proportion in relation to its entitlement to each category of payment than any other Lender receives in relation to such other Lender’s entitlement to such category of payment (except insofar as such receipt is pursuant to the terms of this Loan Agreement or from an assignee of such Lender), then the Lender in receipt shall immediately give notice thereof to the Administrative Agent, and such adjustment shall be made between the Lenders (by the first purchasing from the others at par part of the other’s rights against the Borrower or by other appropriate means) as may be necessary to ensure that at all times each Lender receives that proportion of the sums paid by the Borrower hereunder as such Lender’s entitlement to such sums bears to the aggregate amount of such sums.

15.8.	Notices

Unless otherwise specifically provided for herein, any notice required or permitted to be given hereunder shall be in writing and shall be personally delivered, transmitted by postage prepaid registered airmail or by recognized courier, or transmitted by facsimile (with postage prepaid mail confirmation), e-mail or any other method of electronic communication approved by the Administrative Agent to the parties identified in Schedule III.

Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on:

(i)	the date of receipt of notice delivered personally or by courier unless receipt occurs after 11:00 a.m., in which case, the next Business Day.

(ii)	the date seven (7) days after posting if transmitted by mail; or

(iii)	the date of transmission if transmitted by facsimile unless transmission occurs after 11:00a.m., in which case, the next Business Day, whichever shall first occur, irrespective of whether the Borrower does not actually receive any notice or whether a notice to the Borrower is returned to the Agents or the Lenders through the post unclaimed; provided, however, that any notice to be given to the Administrative Agent or the Lenders shall be effective only when actually received by the Administrative Agent. Any party may change its address for purposes hereof by notice to the other party. All notices hereunder and all documents or instruments delivered in connection with this Loan Agreement shall be in the English language.

15.9.	Indemnity

The Borrower hereby releases, remises and forever discharges, and agrees to indemnify, the Agents, the Lenders, their Subsidiaries, and any of their directors, officers, employees and agents from and against any and all claims, demands, causes of action, liabilities, expenses and damages, previously or hereafter arising out of, or in connection with, this Loan Agreement, the Guarantee, or the Borrower’s applications of the Advances; provided, however, that the Borrower shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agents, the Lenders, their Subsidiaries, and any of their directors, officers, employees and agents, as determined by a court of competent jurisdiction. The Borrower specifically waives (to the fullest extent possible) the benefit of the provisions of any Law which may adversely affect the force and effect of this Section 15.9.

15.10.	Severability

If any one or more of the provisions contained in this Loan Agreement or any document or instrument executed in connection herewith shall be invalid, illegal or unenforceable in any respect under the law of any jurisdiction, neither the validity, legality and enforceability of the remaining provisions contained herein nor the validity, legality or enforceability of such provision(s) under the law of any other jurisdiction shall in any way be affected or impaired.

15.11.	Counterparts

This Loan Agreement may be executed in any number of separate counterparts. Any counterparts taken together executed by all the parties hereto shall be deemed to constitute a full and original agreement for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed by their respective duly authorized and empowered representatives as of the date first written above.

Date: September 22, 2003

/s/ VINCENT E. SCULLIN, JR.
For:	Advanced Medical Optics, Inc
As the Guarantor
By:	Vincent E. Scullin, Jr.
Vice President and Treasurer

Date: September 24, 2003

/s/ HIROKAZU GODA
For:	AMO Japan K.K.
As the Borrower
By:	Hirokazu Goda
Logistics Director

Date:	September 24, 2003

/s/ YOSHIHIKO ASANO
For:	Bank of America, N.A., Tokyo Branch
As a Lender and as the Lead Arranger, Administrative Agent and the Security Agent
By:	Yoshihiko Asano Managing Director & Branch Manager

Date: September 24, 2003

/s/ JUNICHI FUKUI
For:	Aozora Bank, Ltd.
As a Lender
By:	Junichi Fukui
General Manager
Corporate Business Division III